Exhibit 99.1

NOTICE OF MANDATORY WARRANT REDEMPTION

March 5, 2014

Dear Platform Warrantholder:

You are receiving this letter because you are a registered or beneficial holder of outstanding warrants (the “Warrants”) issued by Platform Specialty Products Corporation (the “Company”) to purchase common stock, par value $0.01 per share (“Common Stock”) of the Company.

The Warrant Instrument executed by the Company on May 17, 2013 governing the terms of the Warrants (as supplemented, the “Warrant Instrument”) provides that, if the daily volume weighted average price of the Company’s Common Stock on the New York Stock Exchange for any ten consecutive trading days is equal to or greater than $18.00 (a “Redemption Event”), each Warrant (unless previously exercised or cancelled before the date set for redemption) will be mandatorily redeemed by the Company for $0.01 per Warrant (the “Redemption Price”).

Notice is hereby given that (i) as of March 4, 2014, a Redemption Event has occurred with respect to the Warrants and (ii) the Company has fixed April 3, 2014 as the date of the mandatory redemption of the Warrants (the “Redemption Date”).

Pursuant to the terms of the Warrant Instrument, any Warrant which is exercised before the Redemption Date will not be redeemed.  The Warrants are exercisable in multiples of three for one share of Common Stock at an exercise price of $11.50 per whole share of Common Stock.

All Warrants not exercised by 5:00 p.m., Eastern Time, on April 2, 2014 will be mandatorily redeemed.  On or after the Redemption Date, you will have no further rights with regard to the Warrants except to receive, upon surrender of the Warrants, the Redemption Price.

If you are a beneficial holder who desires to exercise your Warrants, you should contact the brokerage firm holding your Warrants immediately to process your exercise and avoid redemption.  Your broker will likely provide you with an earlier deadline to exercise your Warrants than the deadline for registered holders set forth above.

If you have any questions, please contact the Corporate Action Department of Computershare, the Company’s Warrant Agent, at 1-855-396-2114.

Very Truly Yours,
Platform Specialty Products Corporation

Frank Monteiro
CFO